United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 8, 2007

Prospect Medical Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-32203	33-0564370
(Commission File Number)	(IRS Employer Identification No.)

400 Corporate Pointe, Suite 525
Culver City, California	90230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 338-8677

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On August 8, 2007, in connection with the closing of the Registrant’s acquisition of Alta Healthcare System, Inc. (“Alta”), Bank of America, N.A. (the “Lender”) arranged $155 million of financing to the Registrant in the form of term loans totaling $145 million and a $10 million revolving credit facility, $3 million of which was drawn at closing. The term loans were used to refinance approximately $41 million of existing Alta debt, refinance approximately $47 million of existing debt of the Registrant that had also been provided by the Lender, and pay the cash portion of the purchase price for the acquisition of Alta, as more fully described in Item 2.01 below. The term loans are comprised of a $95 million first-lien term loan at LIBOR plus 400 bps, which is due in seven years and payable in equal quarterly installments of $1.25 million, and a $50 million second-lien term loan at LIBOR plus 825 bps, which is due in seven and one half years. At closing, the blended interest rate on the borrowings is approximately 11%.

The loans are guaranteed by each of the subsidiaries of the Registrant and of Prospect Medical Group. The loans are secured by substantially all of the assets of the Registrant and of Prospect Medical Group and their respective subsidiaries pursuant to a collateral agreement dated August 8, 2007.  The Registrant and Prospect Medical Group also pledged the shares of their respective subsidiaries as collateral for the loans pursuant to the terms of the collateral agreement.

Item 2.01.              Completion of Acquisition or Disposition of Assets.

On August 8, 2007, the Registrant and its newly formed subsidiary, Prospect Hospitals System, LLC, a California limited liability company (“Sub”), completed the previously announced acquisition of Alta Healthcare System, Inc., a California corporation (“Alta”), whereby Alta was merged with and into Sub (the “Merger”), with Sub as the surviving entity and constituting a wholly-owned subsidiary of the Registrant.  Concurrently with the Merger, the name of Sub was changed to Alta Hospitals System, LLC.

Alta is a private, for-profit hospital management company that, through two subsidiary corporations, owns and operates four community-based hospitals — Van Nuys Community Hospital, Hollywood Community Hospital, Los Angeles Community Hospital and Norwalk Community Hospital. These hospitals provide a comprehensive range of medical, surgical and psychiatric services and have a combined 339 licensed beds served by 351 on-staff physicians. For its fiscal year ended December 31, 2006, Alta generated audited revenues and operating income of $107 million and $16.9 million, respectively.

Prior to the acquisition, the outstanding shares of Alta were equally owned by two shareholders. Before the Registrant’s acquisition of Alta, no material relationship existed between any shareholder of Alta and the Registrant or its affiliates, their respective directors and officers, or the associates of such directors and officers.

At the effective time of the Merger, all of the capital stock of Alta was converted into the right to receive merger consideration in an aggregate amount equal to the difference between (a) $144 million and (b) the total amount of certain indebtedness of Alta and its subsidiaries as of the closing date of the Merger. Such indebtedness was determined to be approximately $41 million, and so the total merger consideration was approximately $103 million.

The merger consideration was paid one-half in cash and one-half in shares of the Registrant’s equity securities (valued, for this purpose only, at $5.00 per share of the Registrant’s Common Stock). A total of $51.3 million was paid in cash. The equity portion of the merger consideration consisted of 1,887,136 shares of Common Stock and 1,672,880 shares of Series B Preferred Stock.  The number of shares of Common Stock issued as part of the merger consideration equaled approximately 19.9% of the class outstanding prior to the Merger.  A summary of the terms of the Series B Preferred Stock follows; the full set of terms of Series B Preferred Stock is set forth in a Certificate of Designation of Series B Preferred Stock filed by the Registrant on August 8, 2007, a copy of which is provided as an exhibit to this Report:

Non-Convertible Without Stockholder Approval.  The Series B Preferred Stock will be non-convertible until such time as the Registrant’s stockholders vote to approve its convertibility. We have agreed to seek such stockholder approval at our next annual meeting of stockholders, which is expected to be held later this year. After the receipt of such stockholder approval, each share of Series B Preferred Stock will become convertible into five shares of

Common Stock at a conversion price of $5.00 per share of Common Stock (subject to adjustments). Thus, the 1,672,880 shares of Series B Preferred Stock issued in the merger will, assuming receipt of stockholder approval to make the preferred stock convertible, become convertible into 8,364,400 shares of Common Stock.

The Alta shareholders will not be permitted to vote any of the Series B Preferred Stock or Common Stock that they received in the merger in favor of making their Series B Preferred Stock convertible into Common Stock.

Holders of a total of 3,138,120 shares of Registrant’s Common Stock, or approximately 33% of the class outstanding prior to the Merger, have entered into voting agreements with Mr. Samuel Lee (one of the Alta shareholders prior to the Merger) pursuant to which such stockholders have agreed to vote in favor of any proposal by Registrant to make the Series B Preferred Stock convertible into Common Stock.

Non-Voting.  Except as required by law, the holders of Series B Preferred Stock have no voting rights except for the right as a class to elect two directors, one of whom must be an independent director who is approved by a majority of the other members of Prospect’s Board of Directors. The terms of the Series B Preferred Stock also contain protective provisions that prohibit Prospect from taking certain actions (such as altering or changing the rights, preferences or privileges of the Series B Preferred Stock) without first obtaining the approval of at least 51% of the then outstanding shares of Series B Preferred Stock.

Dividends.  Holders of the Series B Preferred Stock are entitled to receive dividends at a rate per share of 18% per annum of the Original Issue Price (i.e. $25.00 per share, subject to adjustments) with any unpaid dividends accruing on a cumulative basis and compounding annually; provided, however, that dividends will not be paid and the dividends will terminate and cease to accrue in the event that the Series B Preferred Stock converts into shares of the Registrant’s Common Stock.

Liquidation Preference.  In the event of a liquidation of the Registrant’s assets, the holders of the Series B Preferred Stock will be entitled to receive, prior and in preference to any distribution of the proceeds of the liquidation to holders of Common Stock (or any junior series of preferred stock) by reason of their ownership thereof, an amount per share equal to the sum of the applicable Original Issue Price for such shares of Series B Preferred Stock, plus accrued but unpaid dividends on such shares.

At the closing, the Registrant entered into a registration rights agreement with the Alta shareholders that granted demand and piggyback registration rights with respect to resales of the shares of Common Stock that were issued in the merger and the shares of Common Stock into which the Series B Preferred Stock may become convertible.

Item 3.02.              Unregistered Sales of Equity Securities.

In connection with the August 8, 2007 closing of the Alta acquisition described in Item 2.01, the former shareholders of Alta received from the Registrant, in partial exchange for their respective Alta shares, a total of 1,887,136 shares of the Registrant’s Common Stock valued, for purposes of the transaction, at approximately $9.4 million, and 1,672,880 shares of the Registrant’s Series B Preferred Stock valued, for purposes of the transaction, at approximately $41.8 million. The shares of Series B Preferred Stock may be convertible into shares of Common Stock as described in Item 2.01.  The shares issued by Registrant to the former Alta shareholders were not registered under the Securities Act of 1933 (the “Act”) in reliance on the exemption provided by Section 4(2) and Rule 506 of Regulation D promulgated thereunder, based on the limited nature of the offering to two accredited investors, the provision and availability of information and answers to questions about the Registrant, the placement of legends and other restrictions on the resale of the shares, and the filing of Form D within 15 days after the closing of the transaction.

Item 5.02.               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           Election of Directors

Samuel Lee (one of the former Alta shareholders) and Glenn Robson were appointed to serve as members of the Registrant’s Board of Directors on August 8, 2007, effective at the closing of the Alta acquisition described in Item

2.01. Each had been designated by the former Alta shareholders to serve on the Board under the terms of the Series B Preferred Stock and the Alta acquisition agreement.

Prior to the Registrant’s acquisition of Alta, Mr. Lee was also the President and a director of Alta. At the closing of the acquisition, in satisfaction of a condition to the closing of the acquisitions, the Merger subsidiary (now named Alta Hospitals System, LLC) entered into a new employment agreement with Mr. Lee, under which he will serve as Chief Executive Officer of Alta Hospitals System for a base annual salary of $610,000, bonuses of up to $250,000 annually if certain performance standards are met by Alta Hospitals System, and other benefits typically awarded to executives of the Registrant.  Under the agreement, Mr. Lee also agreed to serve for no additional compensation as a director and/or officer of each of the Alta entities acquired by the Registrant.

Mr. Lee’s employment agreement has a term of five years. The agreement is subject to termination at any time, but if termination is without cause Mr. Lee will be entitled to receive an aggregate lump sum payment in an amount equal to the sum of (i) base salary for the balance of the term of the agreement or for a period of three years, whichever is less; (ii) accrued but unused vacation, PTO or other compensation; (iii) pro-rata bonus payments; and (iv) incurred but unpaid reimbursement for business expenses.

Mr. Robson is the Senior Vice President and Chief Strategy Officer of AECOM Technology Corporation. He currently has, and prior to his appointment he had, no other relationships with the Registrant. Mr. Robson will serve as an independent member of the Board.

Currently, Mr. Lee and Mr. Robson do not serve on any committees of the Board.

Item 5.03.              Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)

Amendment to Bylaws

Effective August 8, 2007, the Board of Directors amended Section 3.2 of the Registrant’s Bylaws. A copy of the amendment has been filed as Exhibit 3.1 to this report. Prior to the amendment, Section 3.2 provided that the Board of Directors shall consist of an odd number of directors of not less than three and not more than seven directors, with the exact number of directors to be determined from time to time by the Board of Directors. Prior to the Registrant’s acquisition of Alta, there were seven members serving on the Board. The Board amended Section 3.2 so that the range in size of the Board was increased to between five and nine members, with all other terms of Section 3.2 remaining unchanged. The Board also voted to fix the current size of the Board at nine directors, effective concurrently with the consummation of the Alta acquisition.

Filing of Certificate of Designation of Series B Preferred Stock

In connection with the August 8, 2007 closing of the Alta acquisition described in Section 2.01, effective that date Registrant filed a Certificate of Designation of Series B Preferred Stock with the State of Delaware.  The terms of the Series B Preferred Stock are summarized in Section 2.01 of this Report and are set forth in full in the Certificate of Designation which is filed as an Exhibit to this Report.

Item 9.01.              Financial Statements and Exhibits.

(a)           Financial Statements of Businesses Acquired

The financial statements required to be filed under this item with respect to the acquired businesses described in Item 2.01 will be filed in an amendment to this report not later than 71 calendar days after the due date for the initial filing of this report, as permitted by Item 9.01(a)(4) of Form 8-K.

(b)           Pro Forma Financial Information

The pro forma financial information required to be furnished under this item with respect to the acquired businesses described in Item 2.01 will be filed in an amendment to this report not later than 71 calendar days after the due date for the initial filing of this report, as permitted by Item 9.01(b)(2) of Form 8-K.

(d)           Exhibits

The following exhibits are filed with the Form 8-K:

Exhibit No.	Description
3.1	Amendment No. 2 to Bylaws of Prospect Medical Holdings
3.2	Certificate of Designation of Series B Preferred Stock of Prospect Medical Holdings, Inc.
99.1	Press Release of Prospect Medical Holdings, Inc. dated August 9, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROSPECT MEDICAL HOLDINGS, INC.

	By:	/s/ Mike Heather
Mike Heather, Chief Financial Officer

Dated: August 10, 2007